Exhibit 99.1
Pinnacle Airlines Corp. Reports 2009 First Quarter Financial Results

Company reports an increase in Consolidated Net Income excluding nonrecurring items of 119%

MEMPHIS, TN – May 7, 2009 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported first quarter 2009 net income of $18.8 million and fully diluted earnings per share (“EPS”) of $1.05.  The Company’s first quarter financial results include a number of nonrecurring items that increased net income.  These nonrecurring items include a gain of $16.5 million related to the settlement of certain federal income tax matters, a gain of $1.9 million related to the purchase of $12.0 million par amount of the Company’s outstanding 3.25% senior convertible notes, and a charge of $0.6 million associated with the loss of a Q400 aircraft during the quarter.  In total, these items increased net income by $16.1 million.  Excluding these nonrecurring items, the Company achieved net income of $2.7 million during the first quarter of 2009, an increase of 119% over net income of $1.2 million in the first quarter of 2008.  EPS excluding these nonrecurring items for the first quarter of 2009 was $0.15, an increase of 114% over EPS of $0.07 for the first quarter of 2008.

Excluding the nonrecurring items noted above, the Company reported consolidated operating income of $16.1 million, an increase of 137% over consolidated operating income of $6.8 million in the first quarter of 2008.  During the first quarter of 2009, Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operating subsidiary, reported operating income and an operating margin of $13.9 million and 8.9%, respectively, while Colgan Air, Inc. (“Colgan”), the Company’s regional turboprop operating subsidiary, reported operating income and an operating margin of $2.2 million and 4.2%, respectively, excluding the nonrecurring items noted above.

“On behalf of the entire Pinnacle Airlines Corp. family, I am pleased to report a solid improvement in our consolidated financial results for the first quarter of 2009,” said Phil Trenary, the Company’s chief executive officer.  “Day in and day out, our People remain focused on delivering strong operating performance at a competitive cost for our Customers.  While we still have many challenges ahead, we are on the right path to long-term success for all of our stakeholders.”

The following table summarizes the nonrecurring items reported during the first quarter 2009 and the impact that they had on the Company’s consolidated financial results (in thousands):

	Pre-Tax Income	Net Income	Diluted EPS

First quarter 2009 results as reported	$8,449	$18,843	$1.05

Resolution of income tax matters:
Adjustment to accrued income taxes	-	(13,552)	(0.76)
Adjustment to accrued interest	(2,926)	(1,849)	(0.10)

Gain on repurchase of convertible notes	(1,857)	(1,122)	(0.06)

Items associated with loss of Q400 aircraft:
Excess of property insurance proceeds over cost basis of aircraft	(834)	(540)	(0.03)
Interest rate hedge cost from early repayment of debt	1,424	921	0.05

First quarter 2009 results excluding above items	$4,256	$2,701	$0.15

In addition to the above items, the Company adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), resulting in a change in the Company’s accounting for its 3.25% senior convertible notes (the “Notes”).  The new accounting standard requires that the Company bifurcate the original proceeds received from the issuance of the Notes into a component associated with the equity option value and a component associated with the debt value.  The Company then must retroactively record a non-cash increase in interest expense for each period that the Notes are outstanding to accrete the carrying value of the Notes to the par amount due at maturity.  This new accounting method resulted in an increase in interest expense of approximately $2.5 million during the first quarter of 2009 and $2.4 million during the first quarter of 2008.  The accounting change reduced EPS by $0.08 in both periods.

Recent Financial Accomplishments

-- The Company reached a settlement agreement with the Internal Revenue Service (the “Service”) concerning their examination of the Company’s federal income tax returns for 2003, 2004, and 2005.  The Service had initially proposed a number of adjustments totaling approximately $35 million of additional tax, plus accrued interest and penalties on these proposed adjustments.  The Company agreed to pay approximately $3 million of additional income tax and accrued interest in settlement of all open tax matters related to these years, and the Service has concluded its examination of the Company’s federal income tax returns for these tax years.

-- During the first quarter of 2009, the Company repurchased $12 million par amount of the Notes at a cost of approximately $9 million plus accrued interest.  After this purchase, $109 million par amount of the Notes remain outstanding.  The Company is evaluating certain financing transactions that may increase its cash balances in the near term, which will assist in meeting the Company’s obligation to repurchase the Notes in early 2010.

-- The Company received a 2008 federal income tax refund of approximately $32.0 million on April 1, 2009.  The Company does not expect to make any estimated federal income tax payments during 2009, and expects a similar tax refund in early 2010.

First Quarter 2009 Financial and Operating Results

During the first quarter of 2009, Pinnacle completed 109,241 block hours and 66,630 departures, a decrease and increase of (3)% and 1%, respectively, over the same period in 2008.  Capacity increases associated with Pinnacle’s new CRJ-900 aircraft fleet operating under the Delta Connection Agreement (“DCA”) were partially offset by a decrease of eight CRJ-200 aircraft that were returned to Northwest Airlines since March 31, 2008.  Colgan completed 33,911 block hours and 27,088 departures during the first quarter, increases of 2% and 1%, respectively, over the same period in 2008.  The increase in operations is primarily related to Colgan’s new Q400 operations under its capacity purchase agreement with Continental Airlines.  Colgan operated 14 Q400 aircraft as of March 31, 2009, as compared to six as of March 31, 2008.  The increase in operations is partially offset by the retirement of Saab and Beech aircraft in conjunction with eliminating markets in which Colgan operates under pro-rate agreements.

The Company recorded consolidated operating revenue during the first quarter of 2009 of $207.9 million, an increase of $3.5 million, or 2%, over the same period in 2008.  Revenue earned under capacity purchase agreements increased by $17.5 million, primarily from the addition of the Company’s CRJ-900 and Q400 operations, offset by the return of eight CRJ-200 aircraft.  Revenue from pro-rate operations declined by $12.8 million as a result of Colgan’s reduction in pro-rate operations and a four percent decline in revenue per available seat mile.

Consolidated operating income excluding nonrecurring items was $16.1 million for the first quarter of 2009.  Consolidated operating income for the first quarter of 2008 was approximately $6.8 million.  Pinnacle reported first quarter 2009 operating income and operating margin of $13.9 million and 8.9%, an increase of $1.6 million and 0.9 points, respectively, from the first quarter of 2008.  The increase primarily relates to income earned from the increase in operations under Pinnacle’s DCA, partially offset by unit cost increases related to salaries, wages and benefits and maintenance.  Pinnacle continued to experience increased maintenance costs related to its CRJ-200 fleet, and a decrease in labor productivity associated with reduced attrition of pilots and flight attendants.

Excluding nonrecurring items, Colgan reported operating income and operating margin of $2.2 million and 4.2%, an increase of $7.7 million and 15.3 points, respectively, from the first quarter of 2008.  The addition of Colgan’s Q400 operations under its capacity purchase agreement with Continental Airlines contributed significantly to the improvement in operating income during the first quarter 2009.  In addition, Colgan’s fuel costs within its pro-rate operations decreased dramatically year-over-year.  Colgan’s fuel cost per gallon during the first quarter of 2009 was $1.71, down 48% as compared to 2008, improving operating income by approximately $4.2 million.  Colgan also benefited from changes to its pro-rate operations implemented by the Company during 2008.  These changes included the elimination of certain unprofitable markets, the retirement of seven Saab and four Beech aircraft, and the restructuring of many of its Essential Air Service markets for more profitable operations.  These improvements were offset by a four percent decrease in revenue per available seat mile.  Finally, Colgan’s first quarter 2009 operating income was reduced by approximately $0.4 million related to aircraft lease return costs.

Excluding the nonrecurring items previously noted, net nonoperating expense was $11.8 million for the three months ended March 31, 2009.  This represents an increase of approximately $6.8 million as compared to net nonoperating expense of $5.1 million for the same period in 2008.  The increase is primarily attributable to an increase in interest expense associated with the Company’s owned fleet of CRJ-900 and Q400 aircraft that were acquired throughout 2008.  In addition, interest income decreased $1.4 million due to a general decline in interest rates.  As further discussed above, net interest expense includes an increase of $2.5 million and $2.4 million for the first quarter of 2009 and 2008, respectively, associated with the change in accounting for the Company’s Notes.

Cash and Cash Equivalents

The Company ended the quarter with cash and cash equivalents totaling $57.6 million.  In addition, the Company received its 2008 federal income tax refund of approximately $32 million on April 1, 2009.

The Company generated $6.4 million in cash and cash equivalents from operating activities during the first quarter 2009.  Timing related reductions in accounts payable and various accrued expenses reduced operating cash flow by approximately $5 million.  Net cash provided by investing activities for the three months ended March 31, 2009 was $5.0 million.  This was primarily attributable to net insurance proceeds of $3.6 million and proceeds from redemptions of auction rate securities of $2.7 million, offset by $1.3 million in cash purchases of property and equipment.  Net cash used in financing activities for the three months ended March 31, 2009 totaled $23.3 million.  This was primarily related to $9 million used to repurchase a portion of the Company’s Notes, $4.1 million for the early repayment of predelivery payment financing facilities for the last two CRJ-900 aircraft that the Company has on order, and $10.2 million in principal repayments on other debt obligations.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates under Delta brands and operates 124 CRJ-200 and 16 CRJ-900 regional jet aircraft throughout the United States and in Belize, Mexico and the U.S. Virgin Islands.  Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 14 Q400 and 34 Saab aircraft throughout the United States.  For further information about the Company, please refer to the Company’s Form 10-Q for the three months ended March 31, 2009, which will be filed with the SEC shortly.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), Colgan’s operating income, Colgan’s operating margin, the Company's operating income, nonoperating expense, pre-tax income, net income and diluted EPS for the three months ended March 31, 2009 and 2008, excluding special charges related to the excess of property insurance proceeds over cost basis of aircraft, ineffective portion of cash flow hedge, reversal of income tax reserves and related accrued interest, and the gain on debt extinguishment. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
		(Restated)
Operating revenues
Regional airline services	$205,924	$201,159
Other	1,937	3,182
Total operating revenues	207,861	204,341
Operating expenses
Salaries, wages and benefits	56,840	53,443
Aircraft rentals	30,492	33,521
Ground handling services	26,501	27,389
Aircraft maintenance, materials and repairs	24,689	21,874
Other rentals and landing fees	18,403	15,444
Aircraft fuel	4,517	11,873
Commissions and passenger related expense	4,827	6,825
Depreciation and amortization	8,581	4,371
Other	15,629	22,816
Aircraft lease return costs	447	-
Total operating expenses	190,926	197,556
Operating income	16,935	6,785
Operating income as a percentage of operating revenues	8.1%	3.3%
Nonoperating (expense) income
Interest income	906	2,314
Interest expense	(9,793)	(7,196)
Miscellaneous income (expense)	401	(174)
Total nonoperating expense	(8,486)	(5,056)
Income before income taxes	8,449	1,729
Income tax benefit (expense)	10,394	(493)
Net income	$18,843	$1,236

Basic and diluted earnings per share	$1.05	$0.07

Shares used in computing basic earnings per share	17,970	17,859
Shares used in computing diluted earnings per share	17,970	17,939

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2009	December 31, 2008
Assets	(Unaudited)	(Restated)
Current assets
Cash and cash equivalents	$57,623	$69,469
Restricted cash	8,588	5,417
Receivables, net	29,090	31,619
Spare parts and supplies, net	18,022	17,106
Prepaid expenses and other assets	9,118	8,160
Assets held for sale	2,784	2,786
Deferred income taxes, net of allowance	10,959	13,908
Income taxes receivable	39,882	31,117
Total current assets	176,066	179,582
Property and equipment
Flight equipment	702,401	721,499
Aircraft pre-delivery payments	15,271	5,721
Other property and equipment	46,636	46,218
Less accumulated depreciation	(61,012)	(53,507)
Net property and equipment	703,296	719,931
Investments	114,682	116,900
Deferred income taxes, net of allowance	28,592	40,847
Other assets	332,227	33,724
Debt issuance costs, net	3,485	3,711
Goodwill	18,422	18,422
Intangible assets, net	14,168	14,585
Total assets	$1,390,938	$1,127,702

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$31,746	$32,116
Bank line of credit	4,940	8,275
Credit facility	90,000	-
Senior convertible notes	100,054	10,754
Pre-delivery payment facility	-	4,075
Accounts payable	27,099	30,431
Deferred revenue	24,218	23,851
Accrued expenses and other current liabilities	54,358	74,669
Total current liabilities	332,415	184,171
Senior convertible notes	-	97,683
Noncurrent pre-delivery payment facility	4,910	-
Long-term debt, less current maturities	481,613	502,741
Credit facility	-	90,000
Deferred revenue, net of current portion	188,582	192,191
Other liabilities	306,717	5,182
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,792,426 and 22,514,782 shares issued, respectively	228	225
Treasury stock, at cost, 4,450,092 shares	(68,152)	(68,152)
Additional paid-in capital	120,295	119,610
Accumulated other comprehensive loss	(15,736)	(17,172)
Retained earnings	40,066	21,223
Total stockholders’ equity	76,701	55,734
Total liabilities and stockholders’ equity	$1,390,938	$1,127,702

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)
	Three Months Ended March 31,
	2009	2008
Cash provided by (used in) operating activities	$6,445	$(17,241)
Cash provided by investing activities	4,982	42,637
Cash (used in) provided by financing activities	(23,273)	24,703
Net (decrease) increase in cash and cash equivalents	(11,846)	50,099
Cash and cash equivalents at beginning of period	69,469	26,785
Cash and cash equivalents at end of period	$57,623	$76,884

Pinnacle Airlines Corp.
Pinnacle Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2009	2008	Change
Other Data:
Revenue passengers (in thousands)	2,385	2,425	(2)%
Revenue passenger miles (“RPMs”) (in thousands)	1,090,355	1,099,280	(1)%
Available seat miles (“ASMs”) (in thousands)	1,580,511	1,493,861	6%
Passenger load factor	69.0%	73.6%	(4.6)	pts.
Operating revenue per ASM (in cents)	9.83	10.34	(5)%
Operating cost per ASM (in cents)	8.95	9.51	(6)%
Operating revenue per block hour	$1,423	$1,378	3%
Operating cost per block hour	$1,295	$1,268	2%
Block hours	109,241	112,061	(3)%
Departures	66,630	65,979	1%
Average daily utilization (block hours)	8.56	8.86	(3)%
Average stage length (miles)	452	453	(0)%

Number of operating aircraft (end of period)
CRJ-200	124	132	(6)%
CRJ-900	16	6	167%
Employees (end of period)	4,045	4,061	(0)%

Pinnacle Airlines Corp.
Colgan Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2009	2008	Change
Pro-Rate Agreements:
Revenue passengers (in thousands)	248	349		(29)%
RPMs (in thousands)	42,604	64,103		(34)%
ASMs (in thousands)	111,023	146,628		(24)%
Passenger load factor	38.4%	43.7%	(5.3)	pts.
Passenger yield (in cents)	79.77	72.94		9%
Operating revenue per ASM (in cents)	30.61	31.89		(4)%
Operating revenue per block hour	$1,532	$1,534	(0	) %
Block hours	22,176	30,487		(27)%
Departures	19,620	25,086		(22)%
Fuel consumption (in thousands of gallons)	2,633	3,687		(29)%
Average price per gallon	$1.71	$3.32		(48)%
Average fare	$137	$134		2%

Capacity Purchase Agreement:
Revenue passengers (in thousands)	329	89		270%
RPMs (in thousands)	89,705	24,617		264%
ASMs (in thousands)	149,464	33,967		340%
Passenger load factor	60.0%	72.5%	(12.5)	pts.
Operating revenue per ASM (in cents)	12.32	9.28		33%
Operating revenue per block hour	$1,569	$1,191		32%
Block hours	11,735	2,647		343%
Departures	7,468	1,714		336%

Block hours	33,911	33,134	2%
Departures	27,088	26,800	1%
ASMs (in thousands)	260,487	180,595	44%
Total operating cost per ASM (in cents)	18.97	30.73	(38)%
Total operating cost per block hour	$1,457	$1,675	(13)%

Average daily utilization (block hours)	7.64	7.24	6%
Average stage length (miles)	217	208	4%
Number of operating aircraft (end of period)
Saab 340	34	41	(17)%
Beech 1900	-	4	(100)%
Q400	14	6	133%
Employees	1,321	1,333	(1)%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008	% Increase (Decrease)
Colgan operating income (loss):
Colgan operating income (loss) in accordance with GAAP	$3,034	$(5,546)	(155)%
Deduct: Excess of property insurance proceeds over cost basis of aircraft	(834)	-	N/A
Colgan non-GAAP operating income (loss)	$2,200	$(5,546)	(140)%

Colgan operating margin:
Colgan operating margin in accordance with GAAP	5.8%	(11.1)%	16.9	pts.
Deduct: Excess of property insurance proceeds over cost basis of aircraft	(1.6)%	-	(1.6)	pts.
Colgan non-GAAP operating margin	4.2%	(11.1)%	15.3	pts.

Consolidated operating income:
Operating income in accordance with GAAP	$16,935	$6,785	150%
Deduct: Excess of property insurance proceeds over cost basis of aircraft	(834)	-	N/A
Non-GAAP operating income	$16,101	$6,785	137%

Consolidated nonoperating expense:
Nonoperating expense in accordance with GAAP	$(8,486)	$(5,056)	68%
Add: Ineffective portion of interest rate hedge	1,424	-	N/A
Deduct: Reversal of interest on income tax reserves	(2,926)	-	N/A
Deduct: Gain on repurchase of senior convertible notes	(1,857)	-	N/A
Non-GAAP nonoperating expense	$(11,845)	$(5,056)	134%

Consolidated income before income taxes:
Income before income taxes in accordance with GAAP	$8,449	$1,729	389%
Deduct: Excess of property insurance proceeds over cost basis of aircraft	(834)	-	N/A
Add: Ineffective portion of interest rate hedge	1,424	-	N/A
Deduct: Reversal of interest on income tax reserves	(2,926)	-	N/A
Deduct: Gain on repurchase of senior convertible notes	(1,857)	-	N/A
Non-GAAP income before income taxes	$4,256	$1,729	146%

Net income:
Net income in accordance with GAAP	$18,843	$1,236	1,425%
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	(540)	-	N/A
Add: Ineffective portion of interest rate hedge, net of tax	921	-	N/A
Deduct: Reversal of interest on income tax reserves, net of tax	(1,849)	-	N/A
Deduct: Gain on repurchase of senior convertible notes, net of tax	(1,122)	-	N/A
Deduct: Reversal of income tax reserves	(13,552)	-	N/A
Non-GAAP net income	$2,701	$1,236	119%

Diluted EPS:
Diluted EPS in accordance with GAAP	$1.05	$0.07	1,400%
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	(0.03)	-	N/A
Add: Ineffective portion of interest rate hedge, net of tax	0.05	-	N/A
Deduct: Reversal of interest on income tax reserves, net of tax	(0.10)	-	N/A
Deduct: Gain on repurchase of senior convertible notes, net of tax	(0.06)	-	N/A
Deduct: Reversal of income tax reserves	(0.76)	-	N/A
Non-GAAP diluted earnings per share	$0.15	$0.07	114%